UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report:   May 10, 2006(Date of earliest event report)

    Palmetto Real Estate Trust
(Exact name of registrant as specified in its charter)

    South Carolina
(State or other jurisdiction of incorporation)

000-00179	57-0405064
(Commission File Number)	(I.R.S. Employer Identification No.)

45 Liberty Lane, Greenville, South Carolina (Address of principal executive offices)	29607 (Zip Code)

(864) 233-6007
(Registrant's telephone number, including area code):

    n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01   REGULATION FD DISCLOSURE

On May 10, 2006, Palmetto Real Estate Trust (“Palmetto” or the “Company”) filed an Amendment No. 2 to its Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2006, and amended by Amendment No. 1 thereto filed by Palmetto with the Commission on May 4, 2006, relating to the cash tender offer by MPF NY-2005, LLC; MPF Flagship Fund 10, LLC; MPF Income Fund 23, LLC ; and MPF Dewaay Fund 3, LLC (collectively referred to as either “MacKenzie” or the “Purchasers”), which entities are managed or advised by MacKenzie Patterson Fuller, LP, on the terms and subject to the conditions set forth in the Offer to Purchase dated April 7, 2006 and in the related Letter of Transmittal included as exhibits to a Schedule TO (the “Schedule TO”) filed by MacKenzie with the Commission on April 7, 2006, and amended by Amendment No. 1 thereto filed by MacKenzie with the Commission on May 5, 2006.

The Amendment No.2 to the Schedule 14D-9 amends and supplements the response to Item 4(b) of the Schedule 14D-9 by adding the following:

        On May 5, 2005, the Purchasers amended the McKenzie Offer to reduce the number of Shares they are offering to purchase. As amended, the MacKenzie Offer is to purchase up to 88,500 Shares, or approximately 5% of all outstanding Shares. The Purchaser’s Amendment No. 1 to their Schedule TO states that their amendment was made in response to Palmetto’s disclosure that it has five large holders of Shares that put the Palmetto in danger of failing to qualify as a real estate investment trust (a “REIT”) if the Purchasers were successful in purchasing over approximately 6.6% of the Shares. According to the Purchaser’s Amendment No. 1 to their Schedule TO, a total of only 1,090 Shares had been tendered and not withdrawn as of May 5, 2006.

        Under applicable federal income tax regulations, among other things, to qualify as a REIT, Palmetto cannot be closely held, which generally means that at any time during the last half of the taxable year fifty percent of Palmetto’s outstanding Shares cannot be deemed under the regulations to be owned, directly or indirectly, by or for five or fewer individuals. We do not know how the Purchasers and their owners would be treated under these regulations and the extent to which Shares held by the Purchasers would be deemed to be held indirectly by one or more individuals Determining stock ownership for purposes of the above described five or fewer rule requires application of intricate ownership attribution rules under the Internal Revenue Code of 1986, as amended, and the regulations promulgated hereunder (collectively, the “Code”), and knowledge of each shareholder’s holdings, familial relationships with any other shareholders and ownership interest in entities that hold Palmetto shares. Stock ownership for purposes of the Code cannot be determined with absolute certainty due to inherent factual uncertainty regarding various persons’ holdings and relationships and the application of complex ownership attribution rules. Palmetto cannot guarantee that its calculations are accurate; however, based on the information Palmetto has reviewed and its analysis, Palmetto currently believes that if the Purchasers acquired 5.0 % of the outstanding Shares and the Shares held by the Purchasers were deemed to be held indirectly by an individual, then Palmetto’s five largest shareholders would be deemed under the Code’s applicable ownership attribution rules to own approximately 48.4% of Palmetto’s outstanding Shares. However, as noted above, there is inherent uncertainty as to the exact deemed ownership levels of various holders under the Code. Additionally, the above figures are subject to change based on potential purchases, sales, inheritances or other transfers at any time by any of the current five largest holders, parties whose ownership is attributed to them, or other parties that may acquire a significant ownership position in the Company’s shares.

        Section 6.17 of Palmetto’s Declaration of Trust provides that if the Board of Trustees believe that direct or indirect ownership of Shares has or may become concentrated in any individual or individuals to an extent which would disqualify Palmetto as a REIT, then the Board of Trustees has the power by lot or other means deemed equitable to them (i) to call for redemption a number of concentrated Shares sufficient, in the opinion of the Board of Trustees, to maintain or bring the direct or indirect ownership of Shares into conformity with the requirements for REIT qualifications and (ii) to refuse to transfer Shares to any person whose acquisition of the Shares in question would be in the opinion of the Board of Trustees result in such disqualification. If in the Board of Trustees believes that the consummation of the McKenzie Offer may result in a loss of REIT status for Palmetto, then the Board of Trustees may seek to exercise the powers described in the foregoing sentence. However, there can be no assurance that consummation of the McKenzie Offer will not result in a loss of REIT status due to, among other things, the inherent uncertainty as to the exact deemed ownership levels of various holders under the Code, the potential for additional changes in ownership levels, potential difficulties in identifying Shares that may be transferred indirectly to Mackenzie or to current or other potential future holders of concentrated Shares, and potential limitations on financing for any redemption that Palmetto may seek to effectuate with respect to concentrated Shares.

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SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALMETTO REAL ESTATE TRUST

Dated: May 9, 2006	By: /s/ C. Laney Younts C. Laney Younts President